UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b)
AND (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 1)*
TranS1 Inc.

(Name of Issuer)
Common Stock

(Title of Class of Securities)
89385X 105

(CUSIP Number)
December 31, 2008

(Date of Event Which Requires Filing of This Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☑	Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	89385X 105	13 G	Page	2	of	15 Pages

1	NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII, L.P. IRS No. 04-3549347

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	3	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII (B), L.P. IRS No. 04-3577302

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	4	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Advanced Technology Ventures VII (C), L.P. IRS No. 03-0460853

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	5	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ATV Entrepreneurs VII, L.P. IRS No. 04-3583168

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	6	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ATV Associates VII, L.L.C. IRS No. 04-3549344

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	7	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ATV Alliance 2002, L.P. IRS No. 03-0468911

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

PN
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	8	of	15 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) ATV Alliance Associates, L.L.C. IRS No. 04-3508606

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☐
(b) ☑ (1)

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware, United States of America

	5	SOLE VOTING POWER

NUMBER OF		0 shares

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,087,906 shares of Common Stock (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0 shares

WITH	8	SHARED DISPOSITIVE POWER

2,087,906 shares of Common Stock (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,087,906 shares of Common Stock (2)

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

10.2% (3)

12	TYPE OF REPORTING PERSON*

OO
(1) This Schedule is filed by Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”). The ATV Entities expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2) Advanced Technology Ventures VII, L.P. directly holds 1,956,068 shares of common stock; Advanced Technology Ventures VII (B), L.P. directly holds 78,496 shares of common stock; Advanced Technology Ventures VII (C), L.P. directly holds 37,731 shares of common stock; ATV Entrepreneurs VII, L.P. directly holds 11,655 shares of common stock. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P. ATV Alliance 2002, L.P. directly holds 3,956 shares of common stock. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P. As described in Item 4 below, collectively, the ATV Entities beneficially own an aggregate of 2,087,906 shares of the Issuer’s common stock, and each has shared voting and dispositive power over such shares.
(3) This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.

CUSIP No.	89385X 105	13 G	Page	9	of	15 Pages
Item 1
(a) This statement on Schedule 13G relates to the common stock, par value $0.0001 per share (“Common Stock”) of TranS1 Inc., a Delaware corporation (the “Issuer”).
(b) The principal executive offices of the Issuer are located at 411 Landmark Drive, Wilmington, NC 28412-6303.
Item 2
(a) The entities filing this statement are Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., ATV Entrepreneurs VII, L.P., ATV Alliance 2002, L.P., ATV Associates VII, L.L.C. and ATV Alliance Associates, L.L.C. (collectively, the “ATV Entities”).
(b) The address of the principal place of business of each of the ATV Entities is 1000 Winter Street, Suite 3700, Waltham, Massachusetts 02451.
(c) Each of the ATV Entities is a Delaware limited partnership or limited liability company.
(d) Title of Class of Securities: Common Stock
(e) CUSIP Number: 89385X 105
Item 3 Not applicable.
Item 4 Ownership.

CUSIP No.	89385X 105	13 G	Page	10	of	15 Pages
The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this statement on Schedule 13G is provided as of December 31, 2008:

	Shares	Sole	Shared	Sole	Shared
	Held	Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage
ATV Entity	Directly	Power	Power	Power	Power	Ownership	of Class (3)
Advanced Technology Ventures VII, L.P.	1,956,068	0	2,087,906	0	2,087,906	2,087,906	10.2%

Advanced Technology Ventures VII (B), L.P.	78,496	0	2,087,906	0	2,087,906	2,087,906	10.2%

Advanced Technology Ventures VII (C), L.P.	37,731	0	2,087,906	0	2,087,906	2,087,906	10.2%

ATV Entrepreneurs VII, L.P.	11,655	0	2,087,906	0	2,087,906	2,087,906	10.2%
ATV Alliance 2002, L.P.	3,956	0	2,087,906	0	2,087,906	2,087,906	10.2%

ATV Associates VII, L.L.C. (1)	0	0	2,087,906	0	2,087,906	2,087,906	10.2%
ATV Alliance Associates, L.L.C. (2)	0	0	2,087,906	0	2,087,906	2,087,906	10.2%

(1)	ATV Associates VII, L.L.C. owns no securities of the Issuer directly. ATV Associates VII, L.L.C. is the general partner of Advanced Technology Ventures VII, L.P., Advanced Technology Ventures VII (B), L.P., Advanced Technology Ventures VII (C), L.P., and ATV Entrepreneurs VII, L.P.

(2)	ATV Alliance Associates, L.L.C. owns no securities of the Issuer directly. ATV Alliance Associates, L.L.C. is the general partner of ATV Alliance 2002, L.P.

(3)	This percentage is calculated based upon 20,528,937 shares of the Issuer’s common stock outstanding (as of October 30, 2008), as set forth in the Issuer’s Form 10-Q for the quarter ended September 30, 2008, filed with the Securities and Exchange Commission on November 4, 2008.
Item 5 Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐
Item 6 Ownership of More Than Five Percent on Behalf of Another Person.
Not applicable.
Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8 Identification and Classification of Members of the Group.
Not applicable.
Item 9 Notice of Dissolution of Group.

CUSIP No.	89385X 105	13 G	Page	11	of	15 Pages
Not applicable.
Item 10 Certification.
Not applicable.

CUSIP No.	89385X 105	13 G	Page	12	of	15 Pages
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 12, 2009

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George
	Name:	Jean M. George
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (B), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (C), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ATV ALLIANCE 2002, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

CUSIP No.	89385X 105	13 G	Page	13	of	15 Pages

ATV ALLIANCE ASSOCIATES, L.L.C.

By:	/s/ Jean M. George

Name:	Jean M. George
Title:	Manager
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No.	89385X 105	13 G	Page	14	of	15 Pages
EXHIBIT A
JOINT FILING STATEMENT
We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of TranS1, Inc. is filed on behalf of each of us.
Dated: February 12, 2009

ADVANCED TECHNOLOGY VENTURES VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By: Name:	/s/ Jean M. George Jean M. George
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (B), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ADVANCED TECHNOLOGY VENTURES VII (C), L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ATV ENTREPRENEURS VII, L.P.

By:	ATV Associates VII, L.L.C., its General Partner

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ATV ALLIANCE 2001, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

CUSIP No.	89385X 105	13 G	Page	15	of	15 Pages

ATV ALLIANCE 2002, L.P.

By:	ATV Alliance Associates, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager

ATV ASSOCIATES VII, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Managing Director

ATV ALLIANCE ASSOCIATES, L.L.C.

	By:	/s/ Jean M. George

	Name:	Jean M. George
	Title:	Manager